EXHIBIT 99


Contact:      Sheila Davis
              Public Relations/Investor Relations Manager
              641/585-6803

FOR IMMEDIATE RELEASE

                          WINNEBAGO INDUSTRIES REPORTS
                    SECOND QUARTER/RECORD SIX MONTHS RESULTS

FOREST CITY, IOWA, March 18, 2003 -- Winnebago Industries, Inc. (NYSE: WGO), the world's leading motor home manufacturer, today reported net income of $12.3 million for the second quarter ended March 1, 2003, a 30.9 percent increase compared to net income of $9.4 million for the second quarter of fiscal 2002. On a per share basis, the Company earned 64 cents per diluted share for the second quarter of fiscal 2003, a 42.2 percent increase compared to 45 cents per diluted share for the second quarter in fiscal 2002.

     Revenues for the second quarter of fiscal 2003 were $186.7 million, an increase of two percent when compared to revenues of $183.1 million for the second quarter in fiscal 2002.

    The results of the quarter benefited from an improved mix of products, the favorable outcome of an annual physical inventory and lower stock-based incentive compensation expense, and was partially offset by the start-up costs of the new production facility in Charles City, Iowa.

    Net income for the first 26 weeks of fiscal 2003 was a record $28.6 million, a 41.6 percent increase when compared to the income of $20.2 million for the first 27 weeks of fiscal 2002. On a per share basis, the Company earned a record $1.50 per diluted share for the first 26 weeks of fiscal 2003, a 57.9 percent increase compared to 95 cents per diluted share for the first 27 weeks of fiscal 2002.

    For the 26 weeks of fiscal 2003, the Company reported record revenues of $420.8 million, a 16.6 percent increase compared to $360.9 million for the first 27 weeks of fiscal 2002.

    For the second quarter ended March 1, 2003, Winnebago Industries reported factory shipments of 1,523 Class A and 736 Class C motor homes, compared to shipments of 1,470 Class A and 978 Class C motor homes for the second quarter last year. Class A motor home shipments in the second quarter of fiscal 2003 included 366 diesel units, compared to 404 diesel unit shipments in the second quarter last year. Winnebago Industries' sales order backlog for Class A & C motor homes was 1,890 on March 1, 2003, compared to 3,206 on March 2, 2002.

     "We are extremely pleased with our strong earnings performance for the second quarter and first six months of fiscal 2003," said Winnebago Industries' Chairman, CEO and President Bruce D. Hertzke.


                                    - more -

Winnebago Industries' 2nd Quarter Results - Page 2


     "However, due to the U.S. facing the lowest consumer confidence levels in recent history and the geopolitical turmoil caused by the threat of war with Iraq, it appears that the RV market has temporarily slowed. As a result of the market slowdown and higher inventories, we have temporarily scheduled four-day work weeks for our factories. Nonetheless, we believe long-term prospects remain extremely positive. According to the University of Michigan "Consumer Demographic Profile" study published in 2002 and conducted for the RV industry, long-term prospects will be favorably impacted due to the increased popularity of RVs, the growth in our prime target audience of people over age 50, and broadening age range of people who are buying our motor homes," said Hertzke.

      "Because of these long-term growth prospects, we've invested in our future to ensure we are ready to meet the increased demand for our products when the economy and geopolitical conditions normalize," Hertzke continued. "Although there were start-up expenses for this highly automated new plant, we believe it will help Winnebago Industries to continue to lead the industry in cost effectiveness, product quality, customer satisfaction and corporate profitability in the years ahead." Winnebago Industries began limited production in the Company's new motor home production facility in Charles City, with the first unit completed last week. Winnebago Industries is currently producing Class C motor homes in this new facility, allowing incremental Class A production in the Company's Forest City facility.

     Dealer inventory levels of the Company's products were 4,944 on March 1, 2003, compared to 4,102 units at that time last year.

     During the second quarter of fiscal 2003, Winnebago Industries completed the stock repurchase program announced on June 19, 2002. Since June 2002, 450,200 shares of the Company's stock have been repurchased for an aggregate purchase price of $14.8 million. Currently outstanding shares are 18,472,000. This is Winnebago Industries' seventh stock repurchase program. Since the initial repurchase program in December 1997, Winnebago Industries has repurchased approximately 33 percent of our stock, 8,426,064 shares, at an aggregate purchase price of $164.3 million. Hertzke said, "We continue to believe that the repurchase of our stock is the best use of our excess capital for our shareholders."

     Winnebago Industries will host a live webcast to review second quarter results today, March 18, 2003, at 10 a.m. EST and is available on the Company's website at www.winnebagoind.com or at www.shareholder.com/winnebago/medialist.cfm. It will be archived and available for 90 days.

ABOUT WINNEBAGO INDUSTRIES

     Winnebago Industries, Inc. is the leading manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca, Rialta and Ultimate brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company's common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company's stock, visit, www.winnebagoind.com/investor_relations.htm.


                                    - more -

Winnebago Industries' 2nd Quarter Results - Page 3


     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis, slower than anticipated sales of new or existing products, new products introduced by competitors, collections of dealer financing receivables and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission
(SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

                           WINNEBAGO INDUSTRIES, INC.
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                    26 WEEKS      27 WEEKS
                                             QUARTER ENDED            ENDED         ENDED
                                        3/1/2003      3/2/2002      3/1/2003      3/2/2002
                                        --------      --------      --------      --------
Net revenues                            $186,728      $183,055      $420,817      $360,857
Cost of goods sold                       159,590       160,117       357,865       313,687
                                        --------------------------------------------------
   Gross profit                           27,138        22,938        62,952        47,170
                                        --------------------------------------------------
Operating expenses
   Selling                                 4,068         4,493         8,755         9,310
   General and administrative              2,950         5,031         8,087         9,135
                                        --------------------------------------------------
     Total operating expenses              7,018         9,524        16,842        18,445
                                        --------------------------------------------------
Operating income                          20,120        13,414        46,110        28,725
Financial income                             312           912           493         1,804
                                        --------------------------------------------------
Pre-tax income                            20,432        14,326        46,603        30,529
Provision for taxes                        8,123         4,878        18,016        10,371
                                        --------------------------------------------------
Net income                              $ 12,309      $  9,448      $ 28,587      $ 20,158
                                        ==================================================
Income per share - basic                $    .66      $    .46      $   1.52      $    .97
                                        ==================================================
Number of shares used in per share
   calculations - basic                   18,775        20,760        18,750        20,715
                                        ==================================================
Net income per share - diluted          $    .64      $    .45      $   1.50      $    .95
                                        ==================================================
Number of shares used in per share
   calculations - diluted                 19,112        21,215        19,113        21,157
                                        ==================================================

Certain prior year information has been reclassified to conform to the current year presentation.


                                    - more -

Winnebago Industries' 2nd Quarter Results - Page 4


                              WINNEBAGO INDUSTRIES, INC.
                         CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (IN THOUSANDS)

                                                    MAR. 1, 2003   AUG. 31, 2002
                                                      --------        --------
                                                     (Unaudited)
ASSETS
Current assets
  Cash and cash equivalents                           $ 39,507        $ 42,225
  Receivables                                           60,828          66,496
  Inventories                                          127,405         113,654
  Other                                                 12,327          11,221
                                                      --------        --------
    Total current assets                               240,067         233,596
Property and equipment, net                             62,354          48,927
Deferred income taxes                                   22,956          22,438
Investment in life insurance                            23,344          23,602
Other assets                                             9,484           8,514
                                                      --------        --------
    Total assets                                      $358,205        $337,077
                                                      ========        ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                    $ 42,437        $ 44,230
  Income taxes payable                                   4,347           2,610
  Accrued expenses                                      41,950          41,761
                                                      --------        --------
    Total current liabilities                           88,734          88,601
Post retirement health care and
  deferred compensation benefits                        70,489          68,661
Stockholders' equity                                   198,982         179,815
    Total liabilities and stockholders' equity        $358,205        $337,077
                                                      ========        ========


                                      # # #